UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/26/2013

Tessera Technologies, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50460

Delaware	16-1620029
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3025 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

(408) 321-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 26, 2013, Tessera Technologies, Inc. (the "Company") announced the appointment of John K. Allen as the Company's Acting Chief Financial Officer, effective as of June 26, 2013. Mr. Allen succeeds C. Richard Neely, Jr., whose tenure as the Company's Executive Vice President and Chief Financial Officer ended on June 26, 2013.

Mr. Allen, age 49, has served as Senior Vice President and Corporate Controller for the Company since December 2012. Before that, Mr. Allen served as Vice President, Corporate Controller and Chief Accounting Officer of Corsair Components, Inc., a designer and supplier of high-performance components to the personal computer gaming hardware market, from July 2010 to December 2012. From January 2004 to June 2010, Mr. Allen served as Corporate Controller and as Chief Financial Officer of Leadis Technology, Inc., a publicly-traded company that designed, developed and marketed analog and mixed-signal semiconductor products for consumer electronics. Mr. Allen has also served in finance and accounting roles for a number of other publicly-traded technology companies, including Advanced Micro Devices, Xilinx, and Asyst Technologies, and formerly was employed by Ernst & Young as a certified public accountant. Mr. Allen holds a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara.

        In connection with his departure from the Company, Mr. Neely will be paid severance benefits in accordance with his existing executive severance agreement.

Item 8.01.    Other Events

On June 26, 2013, the Company issued a press release announcing Mr. Allen's appointment as Acting Chief Financial Officer, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number 99.1 Press Release, dated June 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tessera Technologies, Inc.

Date: June 26, 2013	By:	/s/ Bernard J. Cassidy
Bernard J. Cassidy
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1